EXHIBIT 10.9(A)

Agreements and Other Documents

Regarding Cooperation between

China Telecommunications Broadcast Satellite

Corporation, Beijing, China and

WorldSpace Corporation, Washington DC, USA

Cooperation Agreement

on Technical and Commercial Trial Operation

Of WorldSpace L-Band Satellite Multimedia Services

1.	Agreement is made by and between China Telecommunications Broadcast Satellite Corp, having its principal office at No. 42, Xue Yuan Lu, Hai Dian District, Beijing (“ChinaSat”) and WorldSpace Corporation, having its principal office at 2400 N Street, NW, Washington, D.C. 20037 USA (“WorldSpace”). After thorough exchange ideas and serious discussions, the two parties have reached an agreement on cooperation between two parties to provide L-band satellite multimedia services in China by using the WorldSpace system.

ChinaSat is a Chinese state owned enterprise which conducts broadcasting and communication satellite space segment business and other satellite communication business; WorldSpace mainly conducts L-band satellite business.

2.	Definitions of key phrases:

Clients: The multimedia service content providers who lease AsiaStar Northeast Beam channels

Users: The end users who own WorldSpace receivers and accessories and receive WorldSpace multimedia services

Multimedia Services System: The WorldSpace L-band satellite multimedia information transmission system

Services: WorldSpace L-band satellite multimedia services

Satellite Channels: The channels of the Northeast beam of AsiaStar located at E 105°, which are owned by WorldSpace

3.	Cooperation project

Promotion and application of L-Band WorldSpace satellite Multimedia Information Transmission System in China.

4.	Cooperation period

The cooperation period is August 8, 2000 - August 7, 2005. 90 days before the period expires, this agreement can be renewed as agreed by both parties.

5.	Cooperation purposes

By incorporating ChinaSat’s good reputation in satellite communication field, its technical power as well as its rich operating experiences and WorldSpace’s advanced satellite transmission technologies, the two parties will establish a Multimedia Information Transmission System in China.

6.	Conditions for the Cooperation

1.	WorldSpace will provide Satellite Channels and appoint ChinaSat to be the sole agent to lease Satellite Channels.

2.	ChinaSat is responsible for obtaining AsiaStar NE beam L-band service trial operation permit, the required frequencies of L-band downlink frequencies (from 1471.814 to 1476.814 MHz) and X-band uplink frequencies (from 7025 to 7075MHz) trial operation permit and official commercial operation licence as well as relevant import certificates.

3.	WorldSpace will contribute to ChinaSat the equipment required for operating the uplink and network management for the Multimedia information Transmission System, relevant technical support, operation training and management guidance (see Annex 1, 2 and 3 of the Contribution Agreement).

4.	WorldSpace will adjust beam coverage to be in line with the requirements of Radio Regulatory Bureau, Ministry of Information Industry (as defined in Annex 1 “AsiaStar Service Area” and Annex 2 “Milestones”).

5.	ChinaSat is responsible for frequency coordination with the relevant Government Departments; whereas, WorldSpace shall bear reasonable expenses incurred for replacing or adjusting China’s domestic systems using NE beam frequencies falling in the downlink frequency bands 1471.814 to 1476. 814MHz.

6.	ChinaSat shall provide land and workspace where equipment as mentioned in article 6.3 can be installed and operated; and also provide necessary facilities such as water, electricities, uninterruptible power supply (UPS), air-conditioning, communication lines, etc.

7.	ChinaSat shall be responsible for establishing sales networks for channel lease.

8.	ChinaSat shall provide personnel for Multimedia Information Transmission System constructions and operations.

7.	Cooperative Items

1.	Both parties will jointly establish the uplink station, network management, billing, customer management center and communications monitoring center for the channel lease services.

2.	Both parties agree to develop jointly the L-band NE beam channel leasing business.

8.	Respective responsibilities of both parties

ChinaSat:

1.	Obtain necessary frequencies, proceed with all relevant procedures and obtain the license for using the frequencies and commercial trial operations, obtain AsiaStar NE beam L-band service permit and relevant import certificates in accordance with the schedule defined in Annex 2.

2.	Be responsible for Satellite Channels lease business; work with WorldSpace to make sure reasonable allocation of channels; notify WorldSpace of any leasing inquiries and arrangements in a timely fashion;

3.	Provide WorldSpace the needed facilities and personnel; assist WorldSpace on system installation and testings;

4.	Be responsible for technical maintenance, management and the provision of multimedia network system service;

5.	Be fair, reasonable and consistent to all the Clients and guarantee that ChinaSat will not have bias and intention to prelude any prospective Clients when leasing Satellite Channels and providing network services.

6.	Be one of the national-level import agents of WS receivers in China and be responsible for promotions, marketing and after-sale service all over China; be responsible for WS receivers’ wholesales and retailing;

7.	Bear receiver-import-related responsibilities such as ordering, import, custom clearance, commodity inspection, tax filing and obtaining permission, etc.;

8.	In consultation with WorldSpace, set channel leasing prices that meet WS’s minimum revenue requirements and collect such fees from the respective Clients accordingly;

9.	ChinaSat shall pay WorldSpace in accordance with the fees referred to in paragraph 8.8 above. ChinaSat shall transfer the payments in US dollars to the bank account designated by WorldSpace on a timely fashion.

10.	ChinaSat shall work on developing localization of the receiver production one year after commercial trial operations.

11.	ChinaSat shall bear the maintenance and repairing expenses of uplink station equipment incurred after completion of the technical trial operation. WorldSpace will assist in contacting the relevant vendors.

WorldSpace:

1.	Provide technical support and equipment as defined in the Contribution Agreement; be responsible for installation and testing in order for the system to start its trial operation on time;

2.	As defined in the Contribution agreement, provide necessary operation and management training to ChinaSat’s engineers in order to ensure the system’s smooth operations and equipment’s proper maintenance;

3.	Assist ChinaSat in developing channel lease market and securing more Clients;

4.	Assist ChinaSat to be appointed as one of WS receiver’s national-level wholesales agents in order to sell receivers via ChinaSat’s distribution channels. WorldSpace shall provide written statements as specified in Annex 2 that an identity code should be added to those receivers sold within China to permit reception only of Chinese programs. And WorldSpace shall require 4 manufacturers to guarantee in writing not to accept orders for exporting non-China receivers to China. The statement shall be provided in two months after this Agreement is signed.

5.	Provide channel lease standard charges and determine with ChinaSat channel leasing prices and fees;

6.	When the Customer base of the Multimedia Services System grows to a sizeable level, assist ChinaSat on its efforts to localize the receiver production and technology transfer. The charge for technology transfer shall be fair and reasonable.

7.	Provide technical specifications and requirements for equipment installation (including design and installation requirements for workspace, antenna, terminal, etc.) as defined in the Contribution Agreement.

8.	WorldSpace shall bear the maintenance and repair expenses of uplink station equipment until completion of the technical trial operation. Beyond the warranty period, WorldSpace will assist in contacting the relevant vendors.

9.	WorldSpace can promote the channel leasing and the application of Multimedia Service System, however, all the NE beam channel leasing contracts must be signed under the name of ChinaSat or its subsidiary.

9.	Agent fee

Both parties agree that ChinaSat gets 10% (business tax included) of the AsiaStar NE beam Channels leasing revenues. WorldSpace gets 90% (income taxes included).

10.

If the system can not work in the event of force majeure, i.e. satellite damages due to space electromagnetic radiation or UFO strike, earthquakes, fire, flood, war, riot, changes of policies or regulations, one party has to give the other party a written notice and two parties solve problems through discussions; in the case that some practices are against government policies, they shall be rectified immediately in accordance with Chinese regulations and policies.

11.	This agreement shall enter into force with signatures of both parties after ChinaSat obtains the required frequencies, L-band satellite service permit, operations permit required for a commercial trial. This agreement is not limited to multimedia and may be expanded to include other digital services.

12.	Notes

This Cooperation Agreement has 4 copies, 2 in English and 2 in Chinese, both of which are equally authentic. The Annex 1,2 and 3 are integral part of the Agreement and are legally binding. The parties have agreed to enter into an Agency Agreement and an Agreement for WorldSpace’s Contribution to ChinaSat of the Satellite Uplink System.

13.	Both parties agree that the unsettled matters contained in this Agreement as well as the Agency Agreement and Contribution Agreement shall be resolved by consultation between the two parties. (Annex 3).

14.	Any disputes arising out of or in connection with this agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force which rules are deemed to be incorporated by reference to this clause.

If a dispute arises with the Agreement, the two parties shall resolve the dispute solely as commercial enterprises.

China Telecommunications Broadcast Satellite Corp	WorldSpace Corporation

/s/ Signature in Chinese	/s/ Noah Samara
Date: 8/8 - 2000	Date: 8 August 2000

Annex I:

[Maps of AsiaStar service area]

Annex 2: Milestones

CbinaSat:

1.	Complete frequency coordination for AsiaStar satellite and obtain trial permit to use the frequencies: August 30, 2000

2.	Obtain WorldSpace L-band satellite commercial trial service authorization and multimedia commercial trial service permit: September 15, 2000

3.	Assist CNR audio test : January 10, 2001 - March 10, 2001

4.	Complete technical trial operations of the uplink system: January 10, 2001 - the end of April, 2001

5.	Start commercial trial operations: May 1, 2001

6.	Obtain official commercial service permit as soon as possible.

WorldSpace:

1.	WorldSpace shall provide written statements that receivers designed to be sold in China will have identity codes and can only receive the programmings transmitted via the uplink station in China: August 15, 2000

2.	WorldSpace will submit a beam coverage adjustment plan and detailed implementation scenario (As Attachment I to this Annex) in order to be in line with the requirements of Radio Regulatory Bureau, Ministry of Information Industry: August 15, 2000; Adjust beam coverage upon getting consent from the government of China.

3.	Submit AsiaSat Coordination MOU: August 15, 2000

4.	Provide documents of the equipment to be contributed, technical acceptance criteria and procedures, training plan and training materials by August 31, 2000

5.	Arrange during September- October 2000 for a Chinese technical investigation delegation visit Australia and for training courses on uplink system and equipment management.

6.	Satellite uplink station equipment shipment to arrive at a port of China: November 10, 2000

7.	Installation and testing: November 20, 2000 - December 20, 2000

8.	Assist ChinaSat on technical trial operations of the equipment: December 20, 2000 - April 1, 2001.

Both parties agree to arrive at the business plan to mutual satisfaction in the next three months or before shipping of WorldSpace uplink equipment to China.

Annex 3

Unsettled Matters

The Parties agree that any terms in the Agency Contract and Contribution Agreement which have not been clearly set forth or require further explanation, shall be clarified in further detail in the next four weeks by separate agreement between the Parties, including: (a) confidentiality obligations and protection of intellectual property, (b) payments in foreign currencies and exchange rates, (c) effect of termination upon preexisting obligations to pay and effect upon equipment previously contributed; (d) preparation of business plans and performance standards; and (e) dispute resolution and operative law. The Parties shall adopt a fair and balanced approach to finalizing these terms.